Exhibit 99.3

Recent Developments

April and May Development Efforts. Since April 1, 2011, we have completed six recompletions and one workover. Gross initial production rates from these wells amounted to 1,163 Boepd. Based on historical data from analogous wells and factoring in net revenue interests for state and parish royalties, we expect a net production increase of 724 Boepd on a stabilized basis from these wells. A workover rig is on location in Grand Bay field completing the four-well recompletion program and a drilling rig has been contracted to commence drilling in Breton Sound 51 field. Facility upgrade work has begun at Breton Sound 32 field and the permitting process has begun for development drilling in Vermilion 16 field.

New Senior Secured Revolving Credit Facility. Concurrently or shortly after the issuance of the notes offered hereby, we expect to enter into a new revolving credit facility with certain lenders and CorePointe Capital Finance, LLC, as administrative agent, which we expect to provide borrowing availability up to $35.0 million depending on the borrowing base thereunder. We do not anticipate that any amounts will be drawn under our new revolving credit facility as of its closing date, except for $9.7 million of letters of credit which will be used to replace letters of credit outstanding under our existing credit facilities.

Private Equity Offerings. In April 2011, we raised $7.4 million through a private placement to U.S. and non-U.S. accredited investors of an aggregate of 2,481,316 shares of our common stock and warrants to purchase 1,240,658 shares of our common stock (the ‘‘April Equity Offering’’). The shares and warrants were offered in units of two shares and one warrant at $6.00 per unit. The warrants are exercisable for two years to purchase shares of common stock at $5.00 per share. Pursuant to the offering, we issued 84,600 shares of common stock and warrants to purchase 42,300 shares of common stock to a placement agent with respect to units sold to non-U.S. investors. Concurrently with this offering of notes, we intend to raise gross proceeds of approximately $30.0 million through one or more additional private placements of our common stock (the ‘‘Concurrent Equity Offering’’).